Exhibit 10.6a

TERMINATION AGREEMENT

This Termination Agreement (“Agreement”) is made and entered into as of the 3rd day of February, 2017 by and between Walker Innovation Inc., formerly known as GlobalOptions Group, Inc., a Delaware corporation having its principal office located at 2 High Ridge Park, Stamford, Connecticut 06905 (“Company”), and Jonathan Ellenthal, an individual residing at 18 Highview Road, Wilton, CT 06897 (“Executive”).

WHEREAS, the Executive and the Company are parties to an Executive Employment Agreement made as of September 18, 2013 (“Employment Agreement”). Capitalized terms used but not defined herein shall have the meaning given them in the Employment Agreement;

WHEREAS, the Employment Agreement provides, among other things, for the Executive to render services to the Company during the term of the Employment Agreement as Chief Executive Officer and Vice Chairman;

WHEREAS, the Executive has resigned as Chief Executive Officer and the Company has accepted such resignation; and

WHEREAS, the Company and Executive desire to have Executive continue to serve as Vice Chairman and member of the Board of Directors of the Company provided the Employment Agreement is terminated;

NOW THEREFORE, in consideration of the mutual agreement of the parties and intending to be legally bound, the Executive and Company hereby agree that

1.	The Term of Executive’s employment under the Employment Agreement shall end effective February 3, 2017 (the “Termination Date”), provided that: (a) the provisions of the Non-Competition and Confidentiality Agreement attached as Exhibit B to the Employment Agreement shall continue to apply to the Executive, other than the provisions of Section 1 thereof, which shall be of no further force and effect; and (b) the termination of Executive’s employment under the Employment Agreement shall be deemed to have been a termination by Executive without Good Reason, provided that notwithstanding the provisions of Section 6(f) of the Employment Agreement, all outstanding unvested equity incentive awards, regardless of form, shall not be cancelled or forfeited and shall remain outstanding and continue to be subject to the terms of Executive's Option Grant Agreements effective November 15, 2013 and May 15, 2015 and the Company’s Amended and Restated 2006 Long Term Incentive Plan and the Company’s Amended and Restated Long Term Incentive Plan effective March 2, 2015, respectively (the “Plans”). All outstanding vested equity incentive awards shall continue to be subject to the Plans.

2.	Notwithstanding the provisions of Section 6(h) of the Employment Agreement, the Executive shall continue as a director of the Company and serve as the Vice Chairman of the Company, in each case on such terms and entitled to such benefits as may be established from time to time by the Board of Directors of the Company

1	Amendment #2

3.	Executive knowingly and voluntarily waives and releases forever any and all claims, causes of action, demands for payment, compensation and damages (collectively, “Claims”) that he may have or may yet have against the Company and its affiliates, successors and assigns, and any of their present and former employees, investors, officers, directors and agents, based upon any matter, cause or thing occurring through the date of Executive’s execution of this release and waiver, including any matter, cause or thing relating to the recruitment of Executive for employment with the Company, Executive’s employment by the Company, or the termination of such employment.

4.	This release and waiver includes but is not limited to any rights or Claims under United States federal, state or local law and the national or local law of any foreign country (constitutional, statutory or decisional), for wrongful or abusive discharge, for breach of any contract or of discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including, without limitation, claims under: (i) the National Labor Relations Act, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; (iii) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (iv) the Employment Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; (v) the Immigration Reform Control Act, as amended; (vi) the Americans with Disabilities Act of 1990, as amended; (vii) the Age Discrimination in Employment Act of 1967, as amended, and including the Older Workers Benefit Protection Act of 1990, 29 U.S.C. § 621 et seq. (as amended, the “ADEA”) (except that you do not waive ADEA rights or claims that may arise after the date of Executive’s execution of this agreement); (viii) the Federal and Connecticut Fair Labor Standards Acts, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993; (xi) the Connecticut Family Leave Act; (xii) any Connecticut statutes and regulations relating to wages, hours and work conditions; (xiii) any federal or state statutes and regulations that provide for payment of attorneys fees to the prevailing party on any claim or cause of action; and (xiv) any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance, including those prohibiting sexual harassment or discrimination on the basis of age, sex, race, creed, color, religion, national origin, disability, pregnancy, marital status, sexual orientation or any other basis and retaliation for asserting any rights or making any reports or claims.

5.	Notwithstanding the foregoing, Executive is not waiving any rights to pursue or receive benefits vested under the Company’s benefit plans or benefits that have been, or might be, awarded for medical costs or injury- or illness-caused lost income replacement on any Workers’ Compensation Claim pending as of your termination date. Additionally, notwithstanding the foregoing, nothing contained herein shall be construed to alter, limit, or release (i) any claim or right to, indemnification and/or contribution Executive may have pursuant to applicable law, the Company’s governance instruments or otherwise for acts committed during the scope of Executive’s employment with the Company or (ii) coverage, if any under any Company liability insurance policy. By signing, Executive is not giving up the right to file a charge of employment discrimination with the Connecticut Commission on Human Rights and Opportunities (“CCHRO”) and/or the Equal Employment Opportunity Commission (“EEOC”), to cooperate with the CCHRO and/or the EEOC in connection with such a charge or one filed by someone else, or to file suit to enforce, or challenge the validity of, this Agreement. However, by signing, Executive is waiving any right to, and acknowledging that he shall be prohibited from, receiving any money award in connection with any CCHRO or EEOC charge.

2	Amendment #2

6.	Executive confirms that: (i) he has received all compensation, including, without limitation, wages and benefits due to him for services rendered up through his termination date; (ii) throughout his employment with the Company, he has received, without interference or retaliation, all leave and reinstatement to which he was entitled under any federal or state Family and Medical Leave Act, the Uniformed Services Employment and Reemployment Rights Act, and/or any other law protecting disability, family or military absences from work; (iii) he is aware of no unreported workplace injury or occupational disease suffered by him in his employment with the Company; (iv) he has not assigned to any person or entity all or any part of the Claims; and (v) he has not been retaliated against by the Company or any member, investor, employee or agent of the Company for reporting any wrongdoing either to any member, investor, executive, director, supervisor, manager or agent of the Company or to any governmental authority.

7.	Company and Executive acknowledge and agree that, (i) Executive will have twenty-one (21) days from the receipt of this Agreement in which to consider its terms (including, without limitation, Executive’s release and waiver of any and all claims under the ADEA) before executing it, which execution must be on or following the Termination Date; (ii) changes to the terms of this Agreement, whether material or immaterial, will not restart this twenty-one (21) day period; and (iii) Executive will have seven (7) days after Executive’s execution of this Agreement in which to revoke Executive’s acceptance of this Agreement, in which event a written notice of such revocation must be received by Jonathan Siegel, on or before 5:00 p.m. on the seventh (7th) day. This Agreement will become effective and enforceable on the latter of the following dates: (i) the eighth (8th) day after Executive’s execution of this Agreement pursuant to the terms of this paragraph or (ii) the date the Company executes this Agreement, provided, in each case, (A) Executive has executed and delivered this Agreement to Jonathan Siegel on or after the Termination Date and on or before the date that is twenty-one days following Executive’s receipt of this Agreement from the Company (i.e., January 23, 2017) and (B) Executive has not previously revoked this Agreement pursuant to the above terms.

3	Amendment #2

8.	Executive acknowledges that (i) Executive has been advised by the Company to consult an attorney regarding any potential claims as well as the terms and conditions of this Agreement before executing it; (ii) Executive fully understands the terms of this Agreement including, without limitation, the significance and consequences of the general release in Section 3 and 4 above, including that it includes a release of age discrimination claims; (iii) Executive is executing this Agreement in exchange for consideration to which he would not otherwise be entitled, and (iv) Executive is fully satisfied with the terms of this Agreement and is executing this Agreement voluntarily, knowingly and willingly and without duress.

IN WITNESS WHEREOF, each of Company and Executive have executed or caused this Termination Agreement to be executed as of the date set forth above by its duly authorized representative.

WALKER INNOVATION INC.		EXECUTIVE

By:	/s/ Jonathan A. Siegel	/s/ Jonathan Ellenthal

Name:	Jonathan A. Siegel	Name:	Jonathan Ellenthal

Title:	Chief Executive Officer

Date:	February 3, 2017	Date:	February 3, 2017

4	Amendment #2